Exhibit 99.2

RECENT DEVELOPMENTS

We continue to evaluate strategic alternatives for our Financing and Homebuilding businesses, with a separation expected from Walter Industries to occur by the end of 2008.

On February 19, 2008, we announced a restructuring of our Financing and Homebuilding businesses. As part of the restructuring, we have closed 36 underperforming Jim Walter Homes (“JWH”) sales centers. As a result of this restructuring, we recorded a restructuring charge of $6.8 million in the first quarter of 2008 in Homebuilding, of which $4.3 million relates to impairments of property, plant and equipment, $1.7 million relates to severance obligations due to a 25% reduction in workforce at Homebuilding and $0.8 million relates to lease obligations of closed sales centers. We expect to offset the impact of lower sales volumes from closed offices with annualized reductions in operating expenses in the range of $26.0 to $28.0 million, with a significant portion expected to be recognized in 2008.

In addition, we announced that effective May 1, 2008, Walter Mortgage Company (“WMC”) no longer provides customers of JWH with mortgage financing although it will finance the backlog of homes with signed contracts and those under construction, which will be completed over the next six to nine months. JWH is transitioning to a third-party financing model including the use of government-sponsored loan programs. We expect this transition in the financing model to further reduce sales volumes, which may result in increased losses and require further reductions in operating expenses. WMC will continue to service its existing $1.8 billion portfolio of installment notes and mortgage loans and will pursue other servicing opportunities.

On April 30, 2008, we amended our 2005 Credit Agreement, increasing the revolving credit facility from $225.0 million to $475.0 million. Approximately $220.0 million of available revolving credit facility funds were used to repay and terminate the Mid-State Trust IX and Trust XIV mortgage warehouse facilities, which were due to mature in July and October, 2008, respectively. We expect to use a portion of the revolving credit facility to provide mortgage financing in an amount of up to $80.0 million in 2008 in connection with a backlog of approximately 900 homes in our Homebuilding business. In addition, the credit agreement amendment pre-approved the separation of our Financing and Homebuilding businesses.

During the second quarter of 2008, we sold the majority of the 1.1 million metric tons of our metallurgical coal tonnage that remained available, as of May 9, 2008, for sale for our 2008-2009 contract year at prices in excess of $315 per metric ton FOB Port.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, based on the closing price of our common stock on the NYSE on June 6, 2008, will be approximately $252.4 million (approximately $290.3 million if the underwriters’ option to purchase additional shares is exercised in full).

We intend to use the net proceeds from this offering (including the net proceeds from any shares of common stock sold pursuant to the underwriters’ option to purchase additional shares) to (1) repay approximately $70.9 million of the term loan outstanding under the 2005 Credit Agreement ($80.4 million if the underwriters’ option to purchase additional shares is exercised in full) and (2) repay approximately $181.5 million of outstanding revolving credit facility borrowings under the 2005 Credit Agreement ($209.9 million if the underwriters’ option to purchase additional shares is exercised in full).

The senior credit facilities provided under the 2005 Credit Agreement, as amended in April 2008, include (1) an amortizing term loan facility in an initial aggregate principal amount of $450.0 million, $218.0 million of which was outstanding as of March 31, 2008 at a weighted average interest rate of 4.73%, and (2) a $475.0 million revolving credit facility, $30.0 million of which was outstanding as of March 31, 2008 at a weighted average interest rate of 4.19%. In addition, during the second quarter of 2008, we have used (i) approximately $220.0 million of borrowings under the revolving credit facility to repay and terminate the Mid-State Trust IX and Trust XIV mortgage warehouse facilities and (ii) approximately $20 million of borrowings under the revolving credit facility for general corporate purposes. As of March 31, 2008, we had $47.5 million in outstanding standby letters of credit, reducing availability for borrowings under the revolving credit facility. Loans under the revolving credit facility and the term loan under the 2005 Credit Agreement bear interest based upon our adjusted consolidated leverage ratio, as defined, at our option, at a rate not to exceed LIBOR plus 300 basis points for Eurodollar rate loans or the alternate base rate plus 200 basis points for other loans. The term loan under the 2005 Credit Agreement requires quarterly principal payments of $0.6 million through October 3, 2012, at which time the remaining outstanding principal is due. The term loan is also subject to mandatory prepayments with a portion of the net cash proceeds from the sale of property, incurrence of debt, issuances of equity securities (including this offering) and excess cash flow, subject to specified exceptions and limitations. The revolving credit facility is subject to mandatory commitment reductions in the amount equal to a percentage of the net cash proceeds from the incurrence of debt and issuance of equity securities (including this offering), subject to specified exceptions and limitations. In connection with this offering, the revolving credit commitments will be reduced to approximately $384.3 million ($370.1 million if the underwriters’ option to purchase additional shares is exercised in full). After giving effect to the completion of this offering, we would have $88.5 million of outstanding borrowings under the revolving credit facility ($60.1 million if the underwriters’ option to purchase additional shares is exercised in full).

The initial proceeds of the 2005 Credit Agreement were used to finance in part the acquisition of Mueller Water Products, Inc. in 2005 and pay fees and expenses incurred in connection with the acquisition, refinance the existing indebtedness of Walter Industries, including the prior credit agreement, and to provide ongoing working capital for capital expenditures and for other general corporate purposes. In addition, borrowings under the revolving credit facility were used in 2008 to repay and terminate the Mid-State Trust IX and Trust XIV mortgage warehouse facilities. We expect to incur up to $80.0 million in additional borrowings under the revolving credit facility in 2008 to provide mortgage financing for a backlog of approximately 900 homes in our Homebuilding business. In addition, we may incur borrowings under the revolving credit facility for general corporate purposes, including investment in our Natural Resources business to expand reserve capacity and pursue acquisitions and organic expansion opportunities.

OUR COMPANY

As used in this prospectus, unless stated otherwise or the context requires otherwise, “Walter Industries,” “we,” “our,” “us,” and the “Company” refer to Walter Industries, Inc. and its subsidiaries.

We are a diversified company that operates in five reportable segments: Natural Resources, Sloss, Financing, Homebuilding and Other. Through these operating segments, we offers a diversified line of products and services including coal and natural gas, furnace and foundry coke and slag fiber, mortgage financing, and home construction.

Our businesses may be grouped in the following broad categories:

•                  Natural Resources and Sloss.  Our Natural Resources segment consists primarily of Jim Walter Resources, Inc. (“JWR”), Tuscaloosa Resources, Inc. (“TRI”), Kodiak Mining Company, LLC (“Kodiak”) and United Land Corporation (“United Land”). In 2007, JWR produced 5.8 million tons of high quality metallurgical coal. In addition, JWR owns 50% of Black Warrior Methane Corp., which extracts coalbed methane gas; JWR’s portion of the production was 7.2 billion cubic feet of natural gas in 2007. We reclassified United Land from the Other segment to the Natural Resources segment in 2007, as it is the parent company of TRI and Kodiak. We also own a 51% interest in Kodiak, which operates an underground mine in Shelby County, Alabama and produces steam and metallurgical coal. TRI, which mines primarily low-sulfur coal for the industrial and electric utility markets, was acquired on August 31, 2007. Sloss is a manufacturer of furnace and foundry coke and slag fiber. In 2007, Sloss sold 431,000 tons of furnace and foundry coke.

•                  Financing and Homebuilding.  Our Financing segment, which includes Walter Mortgage Company (“WMC”), originates and services non-conforming installment notes and loans that are secured by mortgages and liens. The mortgage portfolio at March 31, 2008 was approximately $1.8 billion. Our Homebuilding segment includes Jim Walter Homes, Inc. (“JWH”), which is a leading on-your-lot homebuilder with a significant presence in the southeastern United States.

•                  Other.  The Other segment includes our other land subsidiaries and corporate expenses.

We are incorporated in the State of Delaware, and the address of our principal offices is 4211 W. Boy Scout Boulevard, Tampa, Florida 33607. Our telephone number is (813) 871-4811.

RISK FACTORS

Before purchasing our common stock you should carefully consider the following risk factors, the other information contained in this prospectus and the accompanying prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our common stock.

Risk Related to the Business

Our business may suffer as a result of changes in general and local economic conditions and other factors beyond our control, which could depress demand for our products.

The industries in which we operate are cyclical and have experienced significant difficulties in the past. Our financial performance depends, in large part, on varying conditions in the markets we serve, which fluctuate in response to various factors beyond our control.

The prices at which JWR sells coal and natural gas are largely dependent on prevailing market prices for those products. We have experienced significant price fluctuations in our coal and natural gas businesses, and we expect that such fluctuations will continue. Demand for and, therefore, the price of, coal and natural gas are driven by a variety of factors such as availability, price, location and quality of competing sources of coal or natural gas, availability of alternative fuels or energy sources, government regulation and economic conditions. In addition, reductions in the demand for metallurgical coal are caused by reduced steel production by our customers, increases in the use of substitutes for steel (such as aluminum, composites or plastics) and the use of steel-making technologies that use less or no metallurgical coal. Demand for steam coal is primarily driven by the consumption patterns of the domestic electric power generation industry, which, in turn, is influenced by demand for electricity and technological developments. We estimate that a 10% decrease in the price of coal in 2007 would have resulted in a reduction in pre-tax income of $52.4 million. Demand for natural gas is also affected by storage levels of natural gas in North America and consumption patterns, which can be affected by weather conditions. We estimate that a 10% decrease in the price in natural gas in 2007 would have resulted in a reduction in pre-tax income of approximately $1.2 million in that year, which includes the benefit of hedges. Occasionally we utilize derivative commodity instruments to manage fluctuations in natural gas prices. Currently, we have hedged approximately 72% of our anticipated 2008 natural gas production at an average price of $8.60 per MMbtu.

Demand in the financing and homebuilding businesses is affected by changes in general and local economic conditions, such as interest rates, housing costs, migration patterns, employment levels, job growth and consumer confidence. During 2007, the homebuilding industry experienced a significant downturn, which has continued into 2008, in which there was a significant decline in demand for new homes, an increased cancellation rate on pending contracts and an increase in mortgage default rates. The supply of alternatives to new homes, such as rental properties and existing homes for sale, has also depressed prices and reduced margins for the sale of repossessed homes. Almost all purchasers of our homes require mortgage financing for a substantial portion of the purchase price. As a result of actual and anticipated increases in default rates, lenders have tightened their credit requirements and have made it more difficult to borrow money in the mortgage market generally and the subprime market particularly. In addition, the interest rates charged to less credit-worthy subprime customers have increased significantly. We no longer offer financing to our customers, and as a result, demand for the homes we build may be reduced if potential home buyers are not able to find financing on attractive terms from third party lenders. We are also subject to weather conditions and natural disasters, such as hurricanes, tornadoes, floods and fires, which can negatively impact the homebuilding business. This risk is exacerbated by our concentration in a limited number of states and especially in the coastal states in which we operate.

Our business is subject to risk of price increases and fluctuations and delay in the delivery of raw materials and purchased components.

Most of the industries in which we operate require significant amounts of raw materials and labor and, therefore, shortages or increased costs of raw materials and labor could adversely affect our business or results of operations.

Our coal mining operations rely on the availability of steel, petroleum products and other raw materials for use in various mining equipment. The availability and market prices of these materials are influenced by various factors that are beyond our control. Over the last year petroleum prices have risen significantly and historically, pricing for steel scrap and petroleum have fluctuated. Any inability to secure a reliable supply of these materials or shortages in raw materials used in the manufacturing of mining equipment or replacement parts could negatively impact our operating results.

Our homebuilding operations rely on the availability of lumber, drywall, cement and other building materials. The availability and market prices of these materials are influenced by various factors that are beyond our control. Shortages of, and price increases for, such materials have occurred in the past and may occur in the future. Further, if we are unable to secure a proper level of skilled labor for our homebuilding operations, we may be unable to build as many houses or build them as cost effectively, and our levels of revenue and net income may be reduced.

We face significant competition in the industries in which we operate and this competition could harm our sales, profitability and cash flows.

The consolidation of the U.S. coal industry over the last several years has contributed to increased competition among coal producers. Some of our competitors have significantly greater financial resources than we do. This competition may affect domestic coal prices and impact our ability to retain or attract customers. In addition, our coal business faces competition from foreign producers that sell their coal in the export market. The general economic conditions in foreign markets and changes in currency exchange rates are factors outside of our control that may affect coal prices. If our competitors’ currencies decline against the U.S. dollar or against our customers’ currencies, those competitors may be able to offer lower prices to our customers. Furthermore, if the currencies of our overseas customers were to significantly decline in value in comparison to the U.S. dollar, those customers may seek decreased prices for the coal we sell to them. These factors could reduce our profitability or result in lower coal sales.

The homebuilding industry is highly competitive and fragmented. We compete in each of our markets with numerous national, regional and local builders. Some of these competitors have greater financial resources, lower costs of capital, labor and material and more established market positions than we do. We also compete against manufacturers and distributors of factory-built, manufactured homes. We compete for customers, raw materials and skilled subcontractors. We also compete with resales of existing homes and available rental housing. Our financing operations are subject to competition from third-party providers, many of which are substantially larger, may have a lower cost of funds or overhead than we do and may focus exclusively on providing such services.

Coal and Energy Business

Our failure to retain our current customers and renew our existing customer contracts could adversely affect our business.

A significant portion of the sales of our coal and methane gas are to long-term customers. The success of these businesses depends on our ability to retain our current clients and renew our existing customer contracts and solicit new customers. Our ability to do so generally depends on a variety of factors, including the quality and price of our products, our ability to market these products effectively and the level of competition we face. If we are unsuccessful in renewing contracts with our long-term customers and they discontinue purchasing coal or methane gas from us, or if we are unable to sell our coal or methane gas to new customers on terms as favorable to us, our revenues could suffer significantly.

If transportation for our coal becomes unavailable or uneconomic for our customers, our ability to sell coal could suffer.

Transportation costs represent a significant portion of the total cost of coal to the customer and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in our transportation costs could make our coal less competitive with the same or alternative products from competitors with lower transportation costs.

We typically depend upon rail or barge to deliver coal to the Port of Mobile, Alabama. While our coal customers typically arrange and pay for transportation from the Port of Mobile to the point of use, disruption of any of these transportation services because of weather-related problems, strikes, lock-outs, transportation delays or other events could temporarily impair our ability to supply our products to our customers, thereby resulting in lost sales and reduced profitability. All of our mines are served by only one rail carrier, which increases our vulnerability to these risks, although our access to barge transportation partially mitigates that risk. In addition, port congestion in the Port of Mobile and delayed coal shipments result in demurrage fees to us. If this disruption were to persist over an extended period of time, demurrage costs could significantly impact profits.

Coal mining is subject to inherent risks and is dependent upon many factors and conditions beyond our control, which may cause our profitability and our financial position to decline.

Coal mining is subject to inherent risks and is dependent upon a number of conditions beyond our control that can affect our costs and production schedules at particular mines. These risks and conditions include:

•                  unexpected equipment or maintenance problems;

•                  variations in geological conditions;

•                  adverse weather and natural disasters;

•                  underground mine flooding;

•                  excess water ingress;

•                  environmental hazards;

•                  industrial accidents;

•                  explosions caused by the ignition of coal dust or other explosive materials at our mines sites; and

•                  fires caused by the spontaneous combustion of coal.

These risks and conditions could result in damage to or the destruction of mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and legal liability. For example, an explosion and fire occurred in Mine No. 5 in September 2001. This accident resulted in the deaths of thirteen employees and caused extensive damage to the mine. Our insurance coverage may not be available or sufficient to fully cover claims which may arise from these risks and conditions. We have also experienced adverse geological conditions in our mines, such as variations in coal seam thickness, variations in the competency and make-up of the roof strata, fault-related discontinuities in the coal seam and the potential for ingress of excessive amounts of methane gas or water. Such adverse conditions may increase our cost of sales and reduce our profitability, and may cause us to decide to close a mine. Any of these risks or conditions could have a negative impact on our profitability, the cash available from our operations and our financial position.

Forecasts of future performance, reserve estimates and a decline in pricing could affect our revenues.

Forecasts of our future performance are based on estimates of our recoverable coal reserves. Reserves estimates are based on a number of sources of information, including engineering, geological, mining and property control maps, our operational experience of historical production from similar areas with similar conditions and assumptions governing future pricing and operational costs. Reserves estimates will change periodically to reflect mining activities, the acquisition or divestiture of reserve holdings and modifications of mining plans. Certain factors beyond our control could affect the accuracy of these estimates, including unexpected mining conditions, future coal prices, operating and development costs and federal, state and local regulations affecting mining operations. In addition, since we deplete our reserves as we mine, the ability to acquire additional reserves that are economically recoverable at the time and have comparable costs is paramount. Our results of operations are dependent upon our ability to mine our reserves and the prices at which we sell our coal. A decline in reserves and or pricing could adversely affect our operating results and profitability.

Work stoppages, labor shortages and other labor relations matters may harm our business.

The majority of our employees within the Natural Resources and Sloss businesses are unionized and we have a risk of work stoppages as the result of strike or lockout. The majority of employees of JWR are members of United Mine Workers of America (“UMWA”). Normally, our negotiations with the UMWA follow the national contract negotiated with the UMWA by the Bituminous Coal Operators Association. The collective bargaining agreement expires December 31, 2011. At our Sloss subsidiary, our contract with the United Steelworkers of America expires December 6, 2010. We experienced a strike at Sloss at the end of 2001 that lasted eight months. Future work stoppages, labor union issues or labor disruptions at our key customers or service providers could impede our ability to produce and deliver our products, to receive critical equipment and supplies or to collect payment. This may increase our costs or impede our ability to operate one or more of our operations.

The demand for coal in recent years has caused a significant constriction of the labor supply and higher labor costs. As coal producers compete for skilled miners, employee turnover rates have increased which negatively affects operating costs. If the shortage of skilled work force continues and we are unable to train and retain the necessary number of miners, it could adversely affect our productivity, costs and ability to expand production.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations could increase those costs or limit our ability to produce coal.

Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining, and the effects that mining has on groundwater quality and availability. In addition, we are subject to significant legislation mandating specified benefits for retired coal miners. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. Compliance with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may have a material adverse effect on our mining operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs.

In addition, the United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would have been required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on U.S. greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price of and demand for coal.

Recent mining accidents involving fatalities in Utah, West Virginia, Kentucky and Mexico have received national attention and prompted responses at the state and federal level that have resulted in increased scrutiny of current safety practices and procedures in the mining industry. For example, on January 26, 2006, West Virginia passed a new law imposing stringent new mine safety and accident reporting requirements and increased civil and criminal penalties for violations of mine safety laws. Other states have proposed or passed similar bills and resolutions addressing mine safety practices. On January 25, 2006, an Alabama circuit judge ordered the Alabama governor and legislature to take action to ensure the safety of Alabama’s mineworkers. In addition, several mine safety bills have been introduced in Congress that would mandate improvements in mine safety practices, increase or add civil and criminal penalties for non-compliance with such laws or regulations, and expand the scope of federal oversight, inspection and enforcement activities. On February 7, 2006, the federal Mine Safety and Health Administration announced the promulgation of new emergency rules on mine safety. These rules address mine safety, equipment, training and emergency reporting requirements. On June 15, 2006, the Federal Mine Improvement and New Emergency Response (MINER) Act of 2006 was signed into law and implementation of the specific requirements is currently underway. The implementation of these new requirements will cause us to incur substantial additional costs which will impact our operating costs.

Environmental, health and safety laws and regulations could subject us to liability for fines, clean-ups and other damages, require us to incur significant costs to modify our operations and increase our costs.

We are subject to a wide variety of laws and regulations concerning the protection of the environment and human health and safety, both with respect to the construction and operation of our mines and other facilities and with respect to remediating environmental conditions that may exist at our own and other properties. Certain of our facilities have been in operation for many years and, over time, we and predecessor operators of these facilities may have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these or at other locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could reduce our profits. Failure to comply with any environmental, health or safety requirements could result in the assessment of damages, or imposition of penalties, suspension of production, a required upgrade or change to equipment, or processes or a cessation of operations at one or more of our facilities. Because these laws are complex, constantly changing and may be applied retroactively, there is a risk that these requirements, in particular as they change in the future, may impair our business, profitability and results of operations.

We may be required to conduct investigations and perform remedial activities that could require us to incur material costs in the future. Our operations involve the use of hazardous substances and the disposal of hazardous wastes. We may incur costs to manage these substances and wastes and may be subject to claims for damage for personal injury, property damages or damage to natural resources.

Financing and Homebuilding Business

The homebuilding industry is experiencing deteriorating conditions that may continue for an indefinite period and may further adversely affect our business and results of operations.

During 2007, the U.S. homebuilding industry experienced a significant downturn which continues today. There has been a significant decline in demand for new homes, an increased cancellation rate on pending contracts and an increase in mortgage default rates. We, like many other homebuilders, experienced a drop in net new sales, a reduction in our operating margins and higher cancellations which resulted in our decision to close thirty-six underperforming homebuilding sales centers. The homebuilding market may not improve in the near future, and it may weaken further which may require the closure of additional sales centers which would have an adverse effect on our business and our results of operations.

Our revenues are seasonal due to weather conditions and the level of construction activity at different times of the year; we may not be able to generate revenues that are sufficient to cover our expenses during certain periods of the year.

The homebuilding industry is moderately seasonal, with lower production and lower revenues during the winter months. This seasonality in demand has resulted in fluctuations in our revenues and operating results. Because much of our overhead and expenses are fixed payments, seasonal trends can cause reductions in our overall profit margin and financial condition, especially during our slower periods.

We are exposed to increased risks of delinquencies, defaults and losses on mortgages and loans associated with our strategy of providing credit or loans to lower credit grade borrowers.

We specialize in originating and servicing mortgage notes and loans (which we refer to as “mortgage assets”) to credit-impaired borrowers who are generally unable to qualify for loans from conventional mortgage sources due to loan size, credit characteristics or other requirements. We are subject to various risks associated with the lower credit homeowners whom we finance, including, but not limited to, the risk that these borrowers will not pay the principal and finance charges or interest when due, and that the value received from the sale of the borrower’s home in a repossession will not be sufficient to repay the borrower’s obligation to us. Delinquencies and defaults cause reductions in our interest income and our net income.

If delinquency rates and losses are greater than we expect:

•                  the fair market value of our ownership interest in the securitizations we have sponsored in the past may decline; or

•                  the allowances that we establish for losses on mortgage assets may be insufficient, which could depress our business, financial condition, liquidity and net income.

During economic slowdowns or recessions, mortgage and loan delinquencies and defaults generally increase. In addition, significant declines in market values of residences securing mortgages and loans reduce homeowners’ equity in their homes. The limited borrowing power of our customers increases the likelihood of delinquencies, defaults and credit losses on foreclosure. Many of our borrowers have limited access to consumer financing for a variety of reasons, including a relatively high level of debt service, lower credit scores, higher loan-to-value ratios of the mortgage assets, past credit write-offs, outstanding judgments or prior bankruptcies. As a result, the actual rate of delinquencies, repossessions and credit losses on our loans are often higher under adverse economic conditions than those experienced in the mortgage loan industry in general.

Approximately 2% of our mortgage portfolio is comprised of adjustable rate mortgage loans that require payment adjustments during the term of the loan. This adjustment in payment may result in increased payment defaults by borrowers who are unprepared or unable to meet higher payment requirements, resulting in higher losses to us. In addition, the rate of delinquencies may be higher after natural disasters or adverse weather conditions. For example, during 2005, Hurricane Katrina impacted several states where our mortgage asset portfolio had high concentrations of customers. As a result, our delinquency rate in those states increased substantially and we incurred a special $1.3 million provision for estimated losses on installment notes that was anticipated as a result.

After a default by a borrower, we evaluate the cost effectiveness of repossessing the property. Such default may cause us to charge our allowances for credit losses on our loan portfolio. Any material decline in real estate values increases the loan-to-value ratios of our loans and the loans backing our mortgage related securities. This weakens collateral values and the amount, if any, obtained upon repossessions. If we must take losses on a mortgage or loan backing our mortgage related securities or loans that exceed our allowances, our financial condition, net income and cash flows could suffer.

Recently announced changes involving our Financing and Homebuilding businesses may negatively impact our financial condition and results of operations.

On February 19, 2008, we announced a restructuring of our Financing and Homebuilding businesses. As part of the restructuring, effective May 1, 2008, WMC, our finance subsidiary, no longer finances customers of JWH. In connection with JWH’s transition to a third-party financing model, including government-sponsored loan programs, we anticipate that JWH’s sales may be negatively affected. If sales decline more than expected, such a decrease could have a negative effect on our results of operation and financial condition.

In addition, we are in the process of evaluating strategic alternatives for our Financing and Homebuilding businesses, with a possible separation of the Financing and Homebuilding businesses from us expected to occur by the end of 2008. We have not yet finally determined the form of such a separation, whether it be in the form of a spin-off, sale, cessation of operations or otherwise and there is no assurance that the separation will be completed in 2008 or at all. Any costs, taxes, charges and write-offs that may result from such a separation may have a material adverse affect on our results of operations. Such separation may also adversely affect the value of our common stock. Additionally, in connection with a separation, we may agree to provide indemnities with respect to, or remain liable for, taxes and other liabilities of our Financing and Homebuilding businesses. These retained liabilities and indemnification obligations may be material and may result in us incurring additional expenses even after a separation is completed, which could have a material adverse effect on our results of operations and financial condition. Increased demands on our management team as a result of effecting a separation could distract management’s attention from operating our business. As a result of the above and because of other reasons, the financial, operating and other benefits we expect will result from a separation may be delayed or may not occur at all.

Our mortgage-backed and asset-backed securitizations require over-collateralization and credit enhancement, which may decrease our cash flow and net income.

Our securitizations typically have over-collateralization requirements that may decrease the value of our ownership interests in our securitizations and have a negative impact on our cash flow. Generally, if the mortgage assets of a securitization trust perform poorly, the over-collateralization feature of the securitization directs excess cash flow from the securitized pool of mortgage assets to the senior debt securities of the trust. During any period in which this happens we may not receive any cash distributions from such mortgage trust. In addition, the pool of mortgage assets of a securitization must meet certain performance tests based on delinquency levels, losses and other criteria in order for us to receive excess cash flow. If these performance tests, or significant terms regarding the calculation of such tests, are not satisfied, we would not be permitted to receive excess cash flow from the securitizations. Material variations in the rate or timing of our receipt of cash distributions from these mortgage assets may adversely affect our mortgage servicing business and net income and may affect our overall financial condition.

We are subject to a number of federal, local and state laws and regulations that may prohibit or restrict our homebuilding, financing or servicing in some regions or areas.

We are subject to a number of federal, state and local laws that affect homebuilding, sales, mortgage financing and servicing. There have been an increasing number of “anti-predatory” lending and consumer protection laws that impose restrictions on mortgage loans, including the amount of fees, interest or annual percentage rates that may be charged. As a result of current market conditions, the U.S. Congress has announced that it will be considering new legislation in the mortgage sector. To the extent that the enactment of new laws imposes broad restrictions on our homebuilding, financing and servicing, we may be subject to the imposition of requirements that offset sales, costs, profitability or may be prohibited or restricted from operating in certain regions or areas which could negatively impact our future revenue and earnings.

We may be subject to product liability or warranty claims that could require us to make significant payments.

We would be exposed to product liability claims in the event that the manufacture or use of our products results, or is alleged to result, in bodily injury and/or property damage. There is a risk that we will experience product liability or warranty losses in the future or that we will incur significant costs to defend such claims. Such losses and costs may be material. While we currently have product liability insurance, our product liability insurance coverage may not be adequate for any liabilities that may ultimately be incurred or the coverage may not continue to be available on terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage could require us to make significant payments or cause a requirement to participate in a product recall that may harm our reputation or profitability.

We warrant our homebuilding products to be free of certain defects. As a homebuilder, we are subject in the ordinary course of our business to product liability and home warranty claims. Because of the long useful life of our products, it is possible that latent defects might not appear for several years. Any losses that result or are alleged to result from defects in our products, could subject us to claims for damages, including consequential damages. In addition, we could elect to replace our defective products and/or compensate our customers for damages caused by our defective products even in the absence of a formal claim for damages. The insurance that we maintain may not be available on terms acceptable to us in the future and such coverage may not be adequate for liabilities actually incurred. Any claims or expenses relating to defective products that result in liability exceeding our insurance coverage could raise costs and expenses or require us to accrue expenses or record accounting charges and reduce our net income. Further, claims of defects could result in adverse publicity against us, which could lower our sales and harm our business.

Our homebuilding operations expose us to a variety of risks including liability for action of third parties.

We are exposed to a variety of risks associated with construction activities, including shortages of raw materials or labor, cost overruns, unforeseen environmental or engineering problems and natural disasters, any of which could delay construction and result in a substantial increase in our expenses. In addition, we contract with unaffiliated subcontractors to construct our homes. Although the timing and quality of our construction depends on the availability, skill and cost of these subcontractors, we are responsible for the performance of the entire contract, including work assigned to these subcontractors. Any construction delays or cost increases could harm our operating results, the impact of which may be further affected by our inability to raise sales prices.

Economic conditions in Texas, North Carolina, Mississippi, Alabama and Florida have a material impact on our profitability because we conduct a significant portion of our business in these markets.

We currently conduct a significant portion of our financing and homebuilding businesses in the Texas, North Carolina, Mississippi, Alabama and Florida markets. In the past, home prices and sales activities have declined from time to time and rates of loss and delinquency on mortgage assets have increased from time to time, driven primarily by weaker economic conditions in these markets. Furthermore, precarious economic and budget situations at the state government level may depress the market for our homes or hinder the ability of our customers to repay their obligations in areas in which we conduct the majority of our financing or homebuilding operations. Our concentration of homebuilding or mortgage assets in such markets may have a negative impact on our operating results.

General Risks

Our expenditures for postretirement benefit and pension obligations are significant and could be materially higher than we have predicted if our underlying assumptions prove to be incorrect.

We provide a range of benefits to our employees and retired employees, including pensions and postretirement healthcare. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions. As of December 31, 2007, we estimate that our pension plans’ aggregate accumulated benefit obligation had a present value of approximately $173.5 million, and our fair value of plan assets was approximately $163.8 million. As of December 31, 2007, we estimate that our postretirement health care and life insurance plans’ aggregate accumulated benefit obligation would have had a present value of approximately $335.0 million, and such benefits are not required to be funded. In respect of the funding obligations for our plans, we must make minimum cash contributions on a quarterly basis. Our estimated minimum funding obligation relating to these plans in 2008 is $36.0 million. We have estimated these obligations based on assumptions described under the heading “Critical Accounting Policies and Estimates—Employee Benefits” in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K and in the notes to our consolidated financial statements. Assumed health care cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and health care plans. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, regulatory changes could increase our obligations to provide these or additional benefits.

In addition, certain of our subsidiaries participate in multiemployer pension and healthcare plan trusts established for union employees. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets, or other funding deficiencies. We have no current intention to withdraw from any multiemployer pension plan, but if we were to do so, under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), we would be liable for a proportionate share of the plan’s unfunded vested benefit liabilities upon our withdrawal. Through July 1, 2008, our withdrawal liability for the multiemployer pension plans amounts to $182.5 million.

We self-insure workers’ compensation and certain medical and disability benefits, and greater than expected claims could reduce our profitability.

We are self-insured for workers’ compensation benefits for work-related injuries. Workers’ compensation liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments using historical data of the division or combined insurance industry data when historical data is limited. In addition, JWR is responsible for medical and disability benefits for black lung disease under the Federal Coal Mine Health and Safety Act of 1969, as amended, and is self-insured against black lung related claims. We perform an annual evaluation of the overall black lung liabilities at the balance sheet date, using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others.

Based on the actuarially determined present value of workers’ compensation liabilities using a discount factor of 4.22% and 4.64% for 2007 and 2006, respectively, we have recorded liabilities of $33.7 million and $33.5 million as of December 31, 2007 and 2006, respectively. A one-percentage-point increase in the discount rate on the discounted claims liability at December 31, 2007 would decrease our liability by $0.3 million, while a one-percentage-point decrease in the discount rate would increase our liability by $0.3 million.

If the number or severity of claims for which we are self insured increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessment, our operating results could be reduced.

Natural disasters and adverse weather conditions could disrupt our businesses and adversely affect our results of operations.

The climates of many of the states in which we operate, including Mississippi, Alabama, Florida and Texas, where we have some of our larger operations, present increased risks of natural disaster and adverse weather. Natural disasters or adverse weather in the areas in which we build, finance or insure homes or have mining or manufacturing operations, or in nearby areas, have in the past, and may in the future, delay new home deliveries, increase costs by damaging inventories of homes and construction materials, reduce the availability of raw materials and skilled labor, lead to significant insurance claims, cause increases in delinquencies and defaults in our mortgage portfolio, limit access to our mines and facilities, destroy or damage our inventory, reduce or eliminate certain modes of transporting our coal, increase volatility in the cost of raw materials and weaken the demand for new homes in affected areas, which could adversely affect our earnings. In addition, the rate of delinquencies may be higher after natural disasters or adverse weather conditions. For example, during the third quarter of 2005, Hurricane Katrina impacted several states where our mortgage asset portfolio had high concentrations of customers. As a result, our delinquency rate in those states increased substantially and we incurred a special $1.3 million provision for estimated losses on installment notes that was anticipated as a result of Hurricane Katrina. The occurrence of large loss events due to natural disasters or adverse weather could reduce the insurance coverage available to us, increase the cost of our insurance premiums and weaken the financial condition of our insurers, thereby limiting our ability to mitigate any future losses we may incur from such events. Moreover, severe flooding, wind and water damage, forced evacuations, contamination, gas leaks, fire and environmental and other damage caused by natural disasters or adverse weather could lead to a general economic downturn, including increased prices for oil, gas and energy, loss of jobs, regional disruptions in travel, transportation and tourism and a decline in real-estate related investments, especially in the areas most directly damaged by the disaster or storm.

We may be unsuccessful in identifying or integrating suitable acquisitions, which could impair our growth.

Our growth strategy is built upon organic growth and on taking advantage of opportunities to acquire complementary businesses. This strategy depends on the availability of acquisition candidates with businesses that can be successfully integrated into our existing business and that will provide us with complementary capabilities, products or services. However, we may be unable to identify targets that will be suitable for acquisition. In addition, if we identify a suitable acquisition candidate, our ability to successfully implement the acquisition will depend on a variety of factors, including our ability to finance the acquisition. Our ability to finance our acquisitions is subject to a number of factors, including the availability of adequate cash from operations or of acceptable financing terms and the terms of our debt instruments. In addition, there are many challenges to integrating acquired companies and businesses in our company, including eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures and achieving cost reductions and cross-selling opportunities. We may not be able to meet these challenges in the future.

We may be required to satisfy certain indemnification obligations to Mueller Water or may not be able to collect on indemnification rights from Mueller Water.

In connection with the spin-off of Mueller Water Products, Inc. (“Mueller Water”) on December 14, 2006, we entered into certain agreements with Mueller Water, including an income tax allocation agreement and a joint litigation agreement. Under the terms of those agreements, we and Mueller Water agreed to indemnify each other with respect to the indebtedness, liabilities and obligations that will be retained by our respective companies, including certain tax and litigation liabilities. These indemnification obligations could be significant. For example, to the extent that we or Mueller Water take any action that would be inconsistent with the treatment of the spin-off of Mueller Water as a tax-free transaction under Section 355 of the Internal Revenue Code, then any tax resulting from such actions is attributable to the acting company. The ability to satisfy these indemnities if called upon to do so will depend upon the future financial strength of each of our companies. We cannot determine whether we will have to indemnify Mueller Water for any substantial obligations after the distribution. If Mueller Water has to indemnify us for any substantial obligations, Mueller Water may not have the ability to satisfy those obligations. If Mueller Water is unable to satisfy its obligations under its indemnity to us, we may have to satisfy those obligations.

Restrictive covenants in our debt instruments may limit our ability to engage in certain transactions and may diminish our ability to make payments on our indebtedness.

Our 2005 Credit Agreement contains various covenants that limit our ability to engage in certain transactions. Our 2005 Credit Agreement requires the maintenance of specified financial ratios and the satisfaction of other financial condition tests. Specifically, our ability to make investments, cash acquisitions and repurchase shares and pay dividends is more restrictive if our consolidated senior secured leverage ratio, as defined, is greater than 1.50 to 1.00. In addition, our 2005 Credit Agreement requires us to provide regular financial information to our lenders. Such requirements generally may be satisfied by our timely filing with the SEC of annual and quarterly reports under the Exchange Act. Our ability to satisfy the financial ratios, tests or covenants related to our existing or future indebtedness can be affected by events beyond our control, and there is a risk that we will not meet those tests. A breach of any such covenants could result in a default under the 2005 Credit Agreement or under any other debt instrument that we may enter into in the future. If an event of default were not remedied after the delivery of notice of default and lapse of any relevant grace period, the holders of our debt could declare it immediately due and payable.

We may have substantial additional federal tax liability for accounting adjustments related to our method of recognizing revenue on the sale of homes and interest on related installment note receivables, as well as to federal income taxes allegedly owed.

The Internal Revenue Service has issued a Notice of Proposed Deficiency assessing additional tax of $82.2 million for the fiscal years ended May 31, 2000, December 31, 2000 and December 31, 2001. The proposed adjustments relate primarily to our method of recognizing revenue on the sale of homes and related interest on the installment note receivables. In addition, a controversy exists with regard to federal income taxes allegedly owed by our consolidated group of companies for fiscal years 1980 through 1994. It is estimated that the amount of tax presently claimed by the Internal Revenue Service is approximately $34.0 million for issues currently in dispute in bankruptcy court. This amount if determined to be owed would result in substantial interest and penalties. While we believe that our tax filing positions have substantial merit and intend to defend any tax claims asserted, we cannot offer any assurance that the Internal Revenue Service or a federal court will uphold our tax filing positions. Moreover, although we believe that we have sufficient accruals to address any such tax claims, including related interest and penalties, an adverse ruling, judgment or court order could impose significant financial liabilities in excess of our accruals, which could have an adverse effect on our financial condition and results of operations and could require a significant cash payment.

Risk Related to the Common Stock

The price of our common stock may be volatile and may be affected by market conditions beyond our control.

Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

•                  general economic conditions that impact construction and infrastructure activity, including interest rate movements;

•                  quarterly variations in actual or anticipated results of our operations;

•                  speculation in the press or investment community;

•                  changes in financial estimates by securities analysts;

•                  actions or announcements by our competitors;

•                  actions by our principal stockholders;

•                  trading volumes of our common stock;

•                  regulatory actions;

•                  litigation;

•                  U.S. and international economic, legal and regulatory factors unrelated to our performance;

•                  loss or gain of a major customer;

•                  additions or departures of key personnel; and

•                  future sales of our common stock.

Market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of shares of our common stock is low. In addition, if our operating results and net income fail to meet the expectations of stock analysts and investors, we may experience an immediate and significant decline in the trading price of our stock.

Future sale or the possibility of future sales of a substantial amount of our common stock may depress our stock price.

Our issuance of substantial amounts of common stock in the market, or the perception that we may issue substantial amounts of common stock, may depress the price of our common stock. In addition, as of March 31, 2008, there were 747,029 shares of our common stock underlying vested stock options eligible for sale. We currently have on file a registration statement covering the shares underlying these options. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock from time to time.

Some of our existing stockholders hold a significant number of shares of our common stock. If these existing stockholders sell shares of our common stock, the market price of our common stock could decline.

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure, the covenants in our debt instruments and applicable provisions of Delaware law.

Our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses and pay dividends to our stockholders. Our ability to pay future dividends and the ability of our subsidiaries to make distributions to us will be subject to our and their respective operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), compliance with covenants and financial ratios related to existing or future indebtedness and other agreements with third parties. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our shares.

DESCRIPTION OF INDEBTEDNESS

The following descriptions are summaries of the material terms of the agreements governing our material indebtedness. The summaries may not contain all the information that is important to you. To fully understand these agreements, you should carefully read each of them, copies of which have been filed with the SEC. The following description is qualified in its entirety by reference to those agreements.

2005 Walter Industries Credit Agreement

On October 3, 2005, Walter Industries entered into a $675.0 million credit agreement (“2005 Credit Agreement”) with a syndicate of banks and other financial institutions led by Bank of America, N.A., as administrative agent and Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers. The senior credit facilities initially provided under the 2005 Credit Agreement included (1) an amortizing term loan facility in an initial aggregate principal amount of $450.0 million, $218.0 million of which was outstanding as of March 31, 2008 at a weighted average interest rate of 4.73%, and (2) a $225.0 million revolving credit facility, $30.0 million of which was outstanding as of March 31, 2008 at a weighted average interest rate of 4.19%. As of March 31, 2008, we had $47.5 million in outstanding standby letters of credit, reducing availability for borrowings under the revolving credit facility. The term loan under the 2005 Credit Agreement requires quarterly principal payments of $0.6 million through October 3, 2012, at which time the remaining outstanding principal is due. The term loan is also subject to mandatory prepayments with a portion of the net cash proceeds from the sale of property, incurrence of debt, issuances of equity securities and excess cash flow, subject to specified exceptions and limitations. The revolving credit facility is subject to mandatory commitment reductions in the amount equal to a percentage of the net cash proceeds from the incurrence of debt and issuance of equity securities, subject to specified exceptions and limitations.

On April 30, 2008, we amended the 2005 Credit Agreement to allow an additional $250.0 million of borrowings under the revolving credit facility, thereby increasing the revolving credit facility to $475.0 million. Approximately $220.0 million of available funds were used to repay and terminate the Mid-State Trust IX and Trust XIV mortgage warehouse facilities, which were due to mature in July 2008 and October 2008, respectively. Furthermore, approximately $20.0 million of additional borrowings under the revolving credit facility have been used for general corporate purposes during the second quarter of 2008. In addition, the revolving credit facility, as amended, will allow us to incur additional borrowings in 2008 to provide mortgage financing for a backlog of approximately 900 homes in our Homebuilding business. The amendment also increased the interest rate on the revolving credit facility and the term loan. As amended, loans under the revolving credit facility and the term loan under the 2005 Credit Agreement bear interest based upon our adjusted consolidated leverage ratio, as defined, at our option, at a rate not to exceed LIBOR plus 300 basis points for Eurodollar rate loans or the alternate base rate plus 200 basis points for other loans. The commitment fee on the unused portion of the revolving facility also increased from 0.375% per year to 0.5% per year. In addition, the amended 2005 Credit Agreement contains a reducing revolver commitment feature, pursuant to which the total available revolver commitment may not exceed $400.0 million at March 31, 2009, $350.0 million at June 30, 2009, $300.0 million at September 30, 2009, and $250.0 million at December 31, 2009.

Among other things, the amendment increased the amount of indebtedness that we are allowed to incur and approved certain activities associated with our strategic initiatives at our Homebuilding and Financing businesses. The amendment to the 2005 Credit Agreement also made certain financial covenants less restrictive for a period of time and other affirmative and negative covenants more restrictive than what existed at the time of the amendment until such time as we satisfy certain financial benchmarks.

In connection with this amendment, we incurred $3.7 million of refinancing fees. These fees will be deferred and amortized over the remaining life of the revolving credit facility.

All of our direct and indirect domestic restricted subsidiaries, as defined, are guarantors of the 2005 Credit Agreement. Our obligations are secured by substantially all of our and guarantors’ real, personal and intellectual property, and our ownership interest in the guarantors.

The 2005 Credit Agreement contains customary negative covenants and restrictions on our ability to engage in specified activities, including, but not limited to, as defined, limitations on other indebtedness, liens, investments and guarantees; restrictions on dividends and redemptions of capital stock and prepayments and redemptions of debt; limitations on capital expenditures; and restrictions on mergers and acquisitions, sales of assets, sale and leaseback transactions and transactions with affiliates. The 2005 Credit Agreement also contains financial covenants requiring us to maintain a maximum consolidated leverage ratio, a maximum consolidated senior secured leverage ratio and a minimum fixed charge coverage ratio.